Exhibit 99.1

Press Release For Immediate Release
Beazer Homes Reports Second Quarter Fiscal 2009 Results
ATLANTA, May 8, 2009 — Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the quarter ended March 31, 2009. Summary results of the quarter are as follows:
Quarter Ended March 31, 2009
•	Reported loss from continuing operations of $(114.8) million, or $(2.97) per share, including non-cash pre-tax charges of $60.1 million, consisting of inventory impairments and abandonment of land option contracts of $51.8 million and impairments in joint ventures of $8.3 million. Results for the quarter also include approximately $13 million in estimated payments related to governmental investigations. For the second quarter of the prior fiscal year, the Company reported a loss from continuing operations of $(228.7) million, or $(5.93) per share.

•	Total revenue: $188.3 million, compared to $405.4 million in the second quarter of the prior year.

•	Home closings: 814 homes, representing a decrease year-over-year of 38.8% in markets where the Company maintains a presence and 97.2% in the Company’s exit markets.

•	New orders: 1,129 homes, representing a decrease year-over-year of 35.6% in markets where the Company maintains a presence and 97.6% in the Company’s exit markets.

•	The cancellation rate for the second quarter improved to 29.8%, compared to 46.1% in the first quarter of this fiscal year and 33.7% in the second quarter of the prior year.
As of March 31, 2009
•	Cash and cash equivalents: $559.5 million, compared to $436.9 million at December 31, 2008 and $273.7 million at March 31, 2008. As previously announced, the Company received cash tax refunds of $168.4 million during the quarter ended March 31, 2009.

•	Backlog: 1,280 homes with a sales value of $296.6 million compared to 965 homes with a sales value of $227.2 million as of December 31, 2008, and 2,619 homes with a sales value of $672.5 million as of March 31, 2008.
Ian J. McCarthy, President and Chief Executive Officer, said, “As a result of continued weakening in the overall economy, low consumer confidence, rising unemployment, and increasing foreclosures, the housing industry remained under considerable pressure during our second fiscal quarter. Consistent with historical seasonal patterns, which include our annual February promotion, we generally did see sequential improvement in sales trends compared to our fiscal first quarter and as the second quarter progressed. We are hopeful that historically low interest rates, increased affordability and federal and state home purchase tax credits will entice more prospective buyers to purchase a new home. While we have recently seen some encouraging signs in this respect, we believe it is premature to conclude that a sustainable recovery is yet underway. As such, we continue to maintain a disciplined operating approach and remain focused on generating and maintaining liquidity.”
Results for the Quarter Ended March 31, 2009
Homebuilding revenues declined 53.2% for the quarter ended March 31, 2009, due to a 48.1% decline in home closings and a 9.9% decline in the average selling price of homes closed compared to the same period of the prior year. Home closings declined 38.8% in markets where the Company maintains a presence (West, East and Southeast segments) and 97.2% in the Company’s exit markets (Other segment). Net new home orders totaled 1,129 for the quarter, a decrease of 42.3% from 1,956 net orders in the second quarter of the prior fiscal year. Net orders declined 35.6% in markets where the Company maintains a presence and 97.6% in its exit markets. The cancellation rate for the second quarter improved to 29.8%, compared to 46.1% in the first quarter of this fiscal year and 33.7% in the second quarter of the prior year.
Overall, margins continued to be negatively impacted by weak market conditions and as a result of non-cash pre-tax charges for inventory impairments, lot option abandonments and joint venture impairments of $49.3 million, $2.5 million and $8.3 million, respectively.
The Company continued to reduce its overhead cost structure. As of March 31, 2009, total headcount was reduced by 43% compared to March 31, 2008 and cumulatively by 77% since September 2006.
The Company controlled 34,407 lots at March 31, 2009 (80% owned and 20% controlled under options), reflecting reductions of approximately 13.2% and 36.5% from levels as of September 30, 2008 and March 31, 2008, respectively. As of March 31, 2009, unsold finished homes totaled 379, a decline of approximately 25% from the first quarter of this fiscal year and 14% from the level a year ago. The Company continued to substantially reduce its land and land development spending, which totaled $56 million in the second fiscal quarter, compared to $119 million for the same period in the prior year. Land and land development expenditures for the second quarter of this fiscal year included approximately $20 million related to the previously-announced renegotiation of several land banking arrangements resulting in land purchases at a discount to previously contracted prices. Together with approximately $10 million in purchases in the fourth quarter of fiscal 2008, and $20 million of purchases during the first quarter of this fiscal year, the Company has satisfied its obligation under these arrangements.
With respect to the Company’s cash position, at March 31, 2009, the Company had cash and cash equivalents of $559.5 million, compared to $436.9 million at December 31, 2008 and $273.7 million at March 31, 2008. The Company had no cash borrowings under its secured revolving credit facility as of March 31, 2009, and has no current plans that would require cash borrowings. As of March 31, 2009, the Company had restricted $11.3 million in cash to sufficiently collateralize outstanding letters of credit under the Company’s secured revolving credit facility.
Secured Revolving Credit Facility Waiver
On May 4, 2009, the Company entered into a Third Limited Waiver related to the Company’s Secured Revolving Credit Facility. During the waiver period, which extends to the earlier of August 15, 2009 or the filing of the Company’s financial statements for the period ending June 30, 2009, the waiver agreement 1) preserves the facility size at $150 million, rather than shrinking to $100 million as previously negotiated, 2) maintains, at the current level, the collateral coverage in the secured borrowing base at 4.5x, 3) maintains the current facility pricing at the Eurodollar Margin of 5.0% and 4) waives a potential breach of an investments covenant in the facility. Absent the waiver agreement, the facility size, collateral level and Eurodollar Margin for borrowing would have been $100 million, 6.0x, and 5.5% respectively, based on our Tangible Net Worth of $143.8 million at March 31, 2009.

In exchange for the waiver, the Company has agreed to not borrow under the facility and to maintain the current level of $11.3 million of restricted cash in the secured borrowing base during the waiver period. The Company continues to be permitted to issue new Letters of Credit under the facility. At the end of the waiver period, the facility size, collateral level, and Eurodollar Margin for borrowing will be determined by the terms and conditions of the current facility.
The investments covenant restricts the Company’s ability to make investments in joint ventures, non-guarantor subsidiaries, guaranty obligations of debt and certain other investments (“Investments”) that exceed 35% of Tangible Net Worth. At March 31, 2009, the Company’s Investments were $63.1 million representing 44% of Tangible Net Worth. The waiver agreement suspends required compliance with this covenant and allows for certain additional Investments.
Governmental Investigations
The Company has had several discussions with the U.S. Attorney for the Western District of North Corolina (“the U.S. Attorney”) to negotiate a possible resolution of its investigation. Although the Company has not reached an agreement on such a resolution and cannot reasonably estimate its total liability, the Company recognized expense in the quarter ending March 31, 2009 of approximately $11 million and $2 million to cover payments that the Company believes are probable and reasonably estimable for fiscal years 2009 and 2010, respectively. The negotiations with the U.S. Attorney are continuing and the Company believes that future additional payments are reasonably possible. While there is no agreement with the U.S. Attorney, such negotiations have included the possibility of future payments linked to the Company’s ability to return to generating positive earnings and a limit on total liability of approximately $50 million over 60 months. There can be no assurance that the Company can conclude an agreement with the U.S. Attorney on these terms or on any financial or non-financial terms that are mutually acceptable.
Conference Call
The Company will hold a conference call today, May 8, 2009, at 8:30 AM ET to discuss these results and take questions. Interested parties may listen to the conference call and view the Company’s slide presentation over the internet by going to the “Investor Relations” section of the Company’s website at www.beazer.com. To access the conference call by telephone, listeners should dial 877-601-3546 or 212-547-0388. To be admitted to the call, verbally supply the passcode “BZH”. A replay of the call will be available shortly after the conclusion of the live call. To directly access the replay, dial 866-479-2459 or 203-369-1534 and enter the passcode “3740”. (available until 5:00 pm ET on May 15, 2009), or visit www.beazer.com. A replay of the webcast will be available at www.beazer.com for approximately 30 days.
Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with continuing operations in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, New Mexico, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.”
Forward Looking Statements
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, (i) the timing and final outcome of the United States Attorney investigation and other state and federal agency investigations, as well as the results of any other litigation or government proceedings; (ii) additional asset impairment charges or writedowns; (iii) economic changes nationally or in local markets, including changes in consumer confidence, volatility of mortgage interest rates and inflation;

(iv) continued or increased downturn in the homebuilding industry; (v) estimates related to homes to be delivered in the future (backlog) are imprecise as they are subject to various cancellation risks which cannot be fully controlled, (vi) our ability to maintain the listing of our common stock on the New York Stock Exchange, (vii) continued or increased disruption in the availability of mortgage financing; (viii) our cost of and ability to access capital and otherwise meet our ongoing liquidity needs including the impact of any further downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels; (ix) potential inability to comply with covenants in our debt agreements; (x) increased competition or delays in reacting to changing consumer preference in home design; (xi) shortages of or increased prices for labor, land or raw materials used in housing production; (xii) factors affecting margins such as decreased land values underlying land option agreements, increased land development costs on projects under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure; (xiii) the performance of our joint ventures and our joint venture partners; (xiv) the impact of construction defect and home warranty claims including those related to possible installation of drywall imported from China and the cost of investigation and remediation and availability of insurance; (xv) delays in land development or home construction resulting from adverse weather conditions; (xvi) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations, or governmental policies and possible penalties for failure to comply with such laws, regulations and governmental policies; (xvii) effects of changes in accounting policies, standards, guidelines or principles; or (xviii) terrorist acts, acts of war and other factors over which the Company has little or no control.
Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.
CONTACT: Beazer Homes USA, Inc.
Leslie H. Kratcoski
Vice President,
Investor Relations & Corporate Communications
770-829-3764
lkratcos@beazer.com
-Tables Follow-

BEAZER HOMES USA, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
INCOME STATEMENT
Total revenue	$188,323	$405,417	$420,687	$906,071
Home construction and land sales expenses	167,898	379,424	373,744	815,740
Inventory impairments and option contract abandonments	51,755	187,860	64,464	356,372

Gross loss	(31,330)	(161,867)	(17,521)	(266,041)

Selling, general and administrative expenses	67,030	74,017	123,239	162,179
Depreciation & amortization	4,339	6,226	8,122	12,204
Goodwill impairment	—	48,105	16,143	48,105

Operating loss	(102,699)	(290,215)	(165,025)	(488,529)

Equity in loss of unconsolidated joint ventures	(8,341)	(40,361)	(9,754)	(56,501)
Other expense, net	(15,735)	(4,569)	(34,014)	(7,418)

Loss from continuing operations before income taxes	(126,775)	(335,145)	(208,793)	(552,448)
Benefit from income taxes	(12,008)	(106,422)	(13,971)	(186,064)

Loss from continuing operations	$(114,767)	$(228,723)	$(194,822)	$(366,384)

Loss from discontinued operations, net of tax	$(156)	$(1,170)	$(376)	$(1,745)

Net loss	$(114,923)	$(229,893)	$(195,198)	$(368,129)

Loss per common share from continuing operations:
Basic	$(2.97)	$(5.93)	$(5.04)	$(9.50)

Diluted	$(2.97)	$(5.93)	$(5.04)	$(9.50)

Loss per common share from discontinued operations:
Basic	$(0.00)	$(0.03)	$(0.01)	$(0.05)

Diluted	$(0.00)	$(0.03)	$(0.01)	$(0.05)

Loss per common share:
Basic	$(2.97)	$(5.96)	$(5.05)	$(9.55)

Diluted	$(2.97)	$(5.96)	$(5.05)	$(9.55)

Weighted average shares outstanding, in thousands:
Basic	38,662	38,548	38,627	38,548
Diluted	38,662	38,548	38,627	38,548

BEAZER HOMES USA, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

CONSOLIDATED BALANCE SHEETS	March 31,	September 30,
	2009	2008
Assets
Cash and cash equivalents	$559,527	$584,335
Restricted cash	11,530	297
Accounts receivable, net	29,042	46,555
Income tax receivable	12,124	173,500
Inventory
Owned inventory	1,431,122	1,545,006
Consolidated inventory not owned	53,046	106,655

Total inventory	1,484,168	1,651,661
Investments in unconsolidated joint ventures	31,606	33,065
Deferred tax assets, net	31,336	20,216
Property, plant and equipment, net	33,067	39,822
Goodwill	—	16,143
Other assets	54,169	76,206

Total assets	$2,246,569	$2,641,799

Liabilities and Stockholders’ Equity
Trade accounts payable	$41,188	$90,371
Other liabilities	275,789	358,592
Obligations related to consolidated inventory not owned	31,640	70,608
Senior Notes (net of discounts of $2,331 and $2,565, respectively)	1,522,669	1,522,435
Junior subordinated notes	103,093	103,093
Other secured notes payable	34,087	50,618
Model home financing obligations	52,532	71,231

Total liabilities	2,060,998	2,266,948

Stockholders’ equity:
Preferred stock (par value $.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 80,000,000 shares authorized, 42,604,057 and 42,612,801 issued and 39,248,956 and 39,270,038 outstanding, respectively)	43	43
Paid-in capital	562,847	556,910
Retained earnings (accumulated deficit)	(193,353)	1,845
Treasury stock, at cost (3,355,101 and 3,342,763 shares, respectively)	(183,966)	(183,947)

Total stockholders’ equity	185,571	374,851

Total liabilities and stockholders’ equity	$2,246,569	$2,641,799

Inventory Breakdown
Homes under construction	$264,200	$338,971
Development projects in progress	594,896	618,252
Land held for future development	420,322	407,320
Land held for sale	72,883	85,736
Model homes	78,821	94,727
Consolidated inventory not owned	53,046	106,655

	$1,484,168	$1,651,661

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA — CONTINUING OPERATIONS
(Dollars in thousands)
OPERATING DATA

	Quarter Ended		Six Months Ended
	March 31,		March 31,
SELECTED OPERATING DATA	2009	2008	2009	2008
Closings:
West region	339	536	778	1,140
East region	274	481	545	1,156
Southeast region	194	302	374	756
Other homebuilding	7	249	55	522

Total closings	814	1,568	1,752	3,574

New orders, net of cancellations:
West region	511	791	764	1,246
East region	438	556	639	869
Southeast region	175	398	254	684
Other homebuilding	5	211	17	409

Total new orders	1,129	1,956	1,674	3,208

Backlog units at end of period:
West region	513	911
East region	579	1,030
Southeast region	186	418
Other homebuilding	2	260

Total backlog units	1,280	2,619

Dollar value of backlog at end of period	$296,626	$672,464

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA — CONTINUING OPERATIONS
(Dollars in thousands)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
SUPPLEMENTAL FINANCIAL DATA	2009	2008	2009	2008
Revenues
Homebuilding operations	$187,457	$400,656	$417,868	$892,443
Land and lot sales	554	4,004	2,019	11,569
Financial Services	312	757	800	2,059

Total revenues	$188,323	$405,417	$420,687	$906,071

Gross profit (loss)
Homebuilding operations	$(31,398)	(159,305)	$(18,290)	(267,060)
Land and lot sales	(244)	(3,319)	(31)	(1,040)
Financial Services	312	757	800	2,059

Total gross loss	$(31,330)	$(161,867)	$(17,521)	$(266,041)

Selling, general and administrative
Homebuilding operations	$66,787	$73,456	$122,504	$160,943
Financial Services	243	561	735	1,236

Total selling, general and administrative	$67,030	$74,017	$123,239	$162,179

SELECTED SEGMENT INFORMATION
Revenue:
West region	$73,683	$138,862	$177,100	$292,456
East region	71,795	138,419	144,986	311,266
Southeast region	40,834	73,609	81,907	181,387
Other homebuilding	1,699	53,770	15,894	118,903
Financial services	312	757	800	2,059

Total revenue	$188,323	$405,417	$420,687	$906,071

Operating (loss) income
West region	$(20,434)	$(52,227)	$(26,680)	$(102,978)
East region	(10,413)	(37,393)	(13,837)	(59,394)
Southeast region	(14,724)	(46,625)	(16,669)	(74,146)
Other homebuilding	(9,933)	(45,850)	(10,799)	(90,467)
Financial services	68	190	56	810

Segment operating loss	(55,436)	(181,905)	(67,929)	(326,175)
Corporate and unallocated	(47,263)	(108,310)	(97,096)	(162,354)

Total operating loss	$(102,699)	$(290,215)	$(165,025)	$(488,529)